UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

UNITEK GLOBAL SERVICES, INC.
(Name of Issuer)

Common Stock, $.00002 Par Value Per Share
(Title of Class of Securities)

91324T302
(CUSIP Number)

January 11, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[   ] Rule 13d-1(d)

CUSIP No. 91324T302	Page 2 of 9 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
North Star Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_] (b) [X] Reporting Person is affiliated with other persons

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
504,378 Shares

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
504,378 Shares

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
504,378 Shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.15%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 91324T302	Page 3 of 9 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
North Star Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_] (b) [X] Reporting Person is affiliated with other persons

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
576,085 Shares

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
576,085 Shares

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
576,085 Shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.55%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 91324T302	Page 4 of 9 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
NS Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_] (b) [X] Reporting Person is affiliated with other persons

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,080,463 Shares (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,080,463 Shares (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,080,463 Shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) NS Advisors, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by North Star Partners, L.P. and North Star Partners II, L.P.

CUSIP No. 91324T302	Page 5 of 9 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Andrew R. Jones

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_] (b) [X] Reporting Person is affiliated with other persons

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,081,063 Shares (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,081,063 Shares (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,081,063 Shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1) Mr. Jones may be deemed to hold an indirect beneficial interest in the shares, which are directly beneficially owned by North Star Partners, L.P. and North Star Partners II, L.P. because he is the managing member of NS Advisors, LLC which is the general partner of North Star Partners, L.P. and North Star Partners II, L.P. Mr. Jones disclaims any beneficial ownership of the shares of Common Stock covered by this Statement in which he does not have a pecuniary interest.

CUSIP No. 91324T302	Page 6 of 9 Pages

Item 1. (a) Name of Issuer UniTek Global Services, Inc.

Item 1. (b) Address of Issuer's Principal Executive Offices 1777 Sentry Parkway west, Gwynedd Hall, Suite 302, Blue Bell, PA 19422

Item 2. (a) Name of Person Filing Northstar Partners, L.P. ("Partners")
                                                           Northstar Partners II, L.P. ("Partners II")
                                                           NS Advisors, LLC ("Advisors")
                                                           Andrew R. Jones

Item 2. (b) Address of Principal Business Office or, if none, Residence 274 Riverside Avenue, Westport, CT 06880

Item 2. (c) Citizenship Partners and Partners II are Delaware limited partnerships.
                                       Advisors is a Connecticut limited liability company.
                                       Mr. Jones is a United States citizen

CUSIP No. 91324T302	Page 7 of 9 Pages

Item 2. (d) Title of Class of Securities Common Stock, $0.00002 Par Value Per Share.

Item 2. (e) CUSIP Number 91324T302

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this Statement is filed pursuant to Rule 13d-1(c), check this box [x].

CUSIP No. 91324T302	Page 8 of 9 Pages

Item 4. Ownership.

(a)	Amount beneficially owned: 1,081,063 Shares
(b)	Percent of class: 6.6% of Common Stock
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 1,081,063 Shares
	(ii)	Shared power to vote or to direct the vote 0
	(iii)	Sole power to dispose or to direct the disposition of 1,081,063 Shares
	(iv)	Shared power to dispose or to direct the disposition of 0

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8. Identification and Classification of Members of the Group

See Item 2(a)-(c).

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 91324T302	Page 9 of 9 Pages

SIGNATURE

Date: January 20, 2012	NORTH STAR PARTNERS, L.P.

By: NS Advisors, LLC, General Partner

By: /s/ Andrew R. Jones
Andrew R. Jones, Managing Member

NORTH STAR PARTNERS II, L.P.

By: NS Advisors, LLC, General Partner

By: /s/ Andrew R. Jones
Andrew R. Jones, Managing Member

NS ADVISORS, LLC

By: /s/ Andrew R. Jones
Andrew R. Jones, Managing Member

/s/ Andrew R. Jones
Andrew R. Jones, Individually